ADVANCED TISSUE SCIENCES, INC.

                        ------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 22, 1996

                       -------------------------------


To the Stockholders of Advanced Tissue Sciences, Inc.:

        Notice is hereby given that the 1996 Annual Meeting of Stockholders of Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company"), will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037 on Wednesday, May 22, 1996 at 10:00 A.M. Pacific Daylight Savings Time for the following purposes:

        1. to elect seven directors to serve for the term of one year or until their respective successors have been elected and qualified;

        2. to approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1996; and

        3. to transact such other business as may properly come before the Annual Meeting.

        The close of business on March 29, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof and only stockholders of record at such time will be so entitled to vote.

        You are cordially invited to attend the Annual Meeting in person.
Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, stamped envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.

        A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING MUST BE REPRESENTED AT THE ANNUAL MEETING, IN PERSON OR REPRESENTED IN PROXY, IN ORDER TO CONSTITUTE A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COSTS TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.

YOUR VOTE IS IMPORTANT.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/  Richard A. Fink

                         Richard A. Fink
                         Secretary

La Jolla, California
April 22, 1996

                        ADVANCED TISSUE SCIENCES, INC.


                          ------------------------

                               PROXY STATEMENT

                          ------------------------


    This proxy statement and the enclosed proxy card are furnished in connection with the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Advanced Tissue Sciences, Inc. (the "Company") which will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California, on Wednesday, May 22, 1996 at 10:00 A.M. Pacific Daylight Savings Time. Stockholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    On March 29, 1996, there were 36,912,223 shares of Common Stock, $.01 par value per share, issued and outstanding. Each share of Common Stock is entitled to one vote. A majority of the shares of Common Stock entitled to vote will constitute a quorum.

    The enclosed proxy is being solicited by members of the Company's Board of Directors (the "Directors") and is revocable at any time prior to its exercise. A proxy may be revoked by delivery of a written revocation to the Secretary of the Company, by presentation of a subsequent proxy, properly signed, or by attendance at the Annual Meeting and voting in person.

    Proxies will be solicited by mail and telephone by the Company and Morrow & Co., 909 Third Avenue, New York, New York 10022, which has been engaged by the Company for a fee of $4,000, plus expenses, for this purpose. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company's proxy materials to beneficial owners. All costs associated with the solicitation of proxies will be borne by the Company. Proxies in the accompanying form that are properly executed, duly returned to the management and not revoked will be voted as specified thereon.

    This proxy statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995, are scheduled to be mailed commencing on or about April 22, 1996 to stockholders of record on March 29, 1996.

    The principal executive offices of the Company are located at 10933 North Torrey Pines Road, La Jolla, California 92037.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

    The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, for the election of a Board of Directors consisting of the seven nominees named herein to hold office as directors until the next annual meeting or until their respective successors shall be elected and qualified. If any nominee shall be unable to serve, the proxies will be voted for a substitute person nominated by the Directors. The holders of a majority of shares of Common Stock voting at the Annual Meeting in person or by proxy, assuming such shares constitute a quorum, will be able to elect all of the Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

 DIRECTORS AND NOMINEES




     Name                   Age                 Position
- --------------------------  ---  ---------------------------------------

Arthur J. Benvenuto         52   Chairman of the Board of Directors
                                 and Chief Executive Officer

Dr. Gail K. Naughton        40   Director, President and Chief Operating
                                 Officer

Jerome E. Groopman, M.D.    44   Director and Chairman of the Company's
                                 Scientific Advisory Board

Jack L. Heckel              64   Director

David S. Tappan, Jr.        73   Director

William B. Walsh, M.D.      75   Director

Dr. Gail R. Wilensky        52   Director



    Arthur J. Benvenuto has been Chairman of the Board and Chief Executive Officer since September 1995 and had been Chairman of the Board, President and Chief Executive Officer of the Company since June 1988. Prior to joining the Company, Mr. Benvenuto was associated with Eli Lilly & Company for more than twenty years. Mr. Benvenuto served as President and General Manager of Eli Lilly Canada, Inc. from October 1986 to June 1988 and was President and Chief Executive Officer of IVAC Corporation, an Eli Lilly & Company medical device subsidiary, from January 1982 to September 1986. Prior to January 1982, Mr. Benvenuto was the Director and then the Vice President of Marketing and Sales at IVAC Corporation. Mr. Benvenuto also held various positions in marketing planning, human resources and sales management within the pharmaceutical division of Eli Lilly & Company. He received his B.S. in Pharmacy from St. John's University. Mr. Benvenuto currently serves as a Director of Project HOPE and GalaGen, Inc.

    Gail K. Naughton, Ph.D., a co-founder of the Company and a co-inventor of its core technology, has been a Director of the Company since its inception and has been President and Chief Operating Officer of the Company since September 1995. Prior to September 1995, Dr. Naughton had been Executive Vice President and Chief Operating Officer of the Company since June 1991. Dr. Naughton served as Senior Vice President and Chief Scientific Officer of the Company from January 1989 to June 1991, and Principal Scientist of the Company from its inception to December 1988. Dr. Naughton received her M.S. in histology in 1978 and her Ph.D. in Basic Medical Sciences from New York University Medical Center in 1981, and completed her post-doctoral training at New York University Medical Center in the Department of Dermatology. Dr. Naughton was an Assistant Professor of Research at New York University Medical Center for two years prior to joining City University of New York in 1985.
Dr. Naughton's primary fields of research include cell and tissue culture technology, dermatology and hematology. Dr. Naughton holds seven issued patents and eight allowed United States patents with thirteen United States patents pending and has numerous publications in the field of tissue engineering. Dr. Naughton is on the advisory boards of the Department of Bioengineering at Johns Hopkins

University and The Georgia Institute of Technology, and is a member of the industrial liaison board at the University of California, San Diego and The Georgia Institute of Technology. Dr. Naughton is a member of the Board of Directors of Scripps Bank in La Jolla, California and the San Diego Burn Institute.

    Jerome E. Groopman, M.D. has been a Director of the Company since May 1993. He has been Chief, Division of Hematology/Oncology, New England Deaconess Hospital since 1985. Dr. Groopman holds the Dina and Raphael Recanati Professorship in Immunology at Harvard Medical School and has been a Professor of Medicine, Harvard Medical School since 1993. Dr. Groopman's primary expertise is in human retroviruses, specifically in the AIDS virus and human leukemia viruses. Dr. Groopman is on the Biological Response Modifers Advisory Committee to the Food and Drug Administration and is an advisor to the National Heart Lung Blood Institute.

    Jack L. Heckel has been a Director of the Company since September 1990. Mr. Heckel served as President and Chief Operating Officer of GenCorp Inc., a technology-based company with strong positions in aerospace, automotive and related polymer products from January 1987 until his retirement in November 1993. Mr. Heckel served as Chairman of the Board of Aerojet, a division of GenCorp Inc., from 1985 to January 1987, and as President prior to 1985. Mr. Heckel serves as a director of the WD-40 Company and Applied Power, Incorporated.

    David S. Tappan, Jr. has been a Director of the Company since October 1992. Mr. Tappan served as Chairman of the Board and Chief Executive Officer of Fluor Corporation, an international engineering, construction and technical services company, from 1984 until his retirement in 1990. Mr. Tappan is a director of Beckman Instruments, Inc., Genentech, Inc. and Allianz Insurance Company. Mr. Tappan also is a Trustee for the University of Southern California and The Scripps Research Institute.

    William B. Walsh, M.D. has been a Director of the Company since February 1989. In 1958, Dr. Walsh founded The People-to-People Health Foundation, Inc., parent organization for Project HOPE, and served as its President and Chief Executive Officer until 1992. Dr. Walsh currently serves as Project HOPE's Chairman Emeritus. In 1981, Dr. Walsh established Project HOPE's Center for Health Affairs, which conducts national and international health policy research and publishes "Health Affairs," a health policy journal. Dr. Walsh has served as a health policy advisor to several Presidents and is a recipient of the Presidential Medal of Freedom.

    Gail R. Wilensky, Ph.D. has been a Director of the Company since January 1993. Since January 1993, Dr. Wilensky has been serving as a Senior Fellow at Project HOPE. From March 1992 to January 1993, Dr. Wilensky served in the Bush Administration as Deputy Assistant to the President for Policy Development, responsible for advising the President on health and welfare issues. Prior to her tenure in the White House, from January 1990 to March 1992, Dr. Wilensky served as the Administrator of the Health Care Financing Administration (HCFA) in the Department of Health and Human Services, where she directed the Medicare and Medicaid programs. From April 1983 to January 1990, Dr. Wilensky was Vice President, Division of Health Affairs at Project HOPE. Dr. Wilensky is an elected member of the Institute of Medicine of the National Academy of Sciences. She has also served as a member of the Physician Payment Review Commission and the Health Advisory Committee of the General Accounting Office. Dr. Wilensky serves as a director of Capstone Pharmacy, Coram Healthcare Corporation, St. Jude Medical, Inc., Syncor International Corporation and United HealthCare Corporation.

    Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified.

    On March 29, 1996, the directors and all officers of the Company beneficially owned in the aggregate 3,783,991 shares of the Company's Common Stock, including 2,240,334 shares subject to the exercise of stock options exercisable or becoming exercisable within 60 days. This aggregate ownership represents approximately 9.7% of the total outstanding shares, including shares deemed to be beneficially owned. See "Principal Stockholders."

BOARD MEETINGS AND COMMITTEES

    During the year ended December 31, 1995, the Board of Directors held six meetings. All directors participated in at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served. The committees of the Board of Directors include the Audit Committee and the Compensation and Stock Option Committee (the "Compensation Committee"). The Board of Directors does not have a separate nominating committee.

    The Audit Committee recommends the appointment of the independent auditors for the Company, reviews and approves the scope of the annual audit undertaken by the independent auditors and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent auditors and the adequacy of the Company's internal control procedures. The Audit Committee met four times during the year ended December 31, 1995. The current members of the Audit Committee are Jack L. Heckel, William B. Walsh, M.D. and Dr. Gail R. Wilensky.

    The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements for the Company's officers and key employees and reviews and recommends compensation plans. The Compensation Committee also administers the Company's 1992 Stock Option/Stock Issuance Plan (the "1992 Plan") and determines the key employees to be granted options under
such plan and the number of shares to be granted.   In addition, the
Compensation Committee determines the individuals and other entities to be granted stock options which are issued other than pursuant to the 1992 Plan, including the number of shares, and the terms and conditions with respect to which such options are granted. The Compensation Committee met four times during the year ended December 31, 1995. The current members of the Compensation Committee are Jack L. Heckel, David S. Tappan, Jr. and William B. Walsh, M.D.

Director Compensation. Each member of the Board of Directors who is not an officer or employee of the Company receives travel and expense reimbursement and $1,000 in connection with attending regular or special (except for telephonic) meetings of the Board of Directors or Compensation or Audit Committees of the Board of Directors. In addition, under the 1992 Plan, each non-employee member of the Board of Directors is automatically granted a non-statutory stock option to purchase 50,000 shares of Common Stock at an exercise price equal to 100% of the market price of the Common Stock at the time of initial election or appointment to the Board of Directors. In general, one-third of the option becomes exercisable upon each subsequent Annual Meeting of Stockholders, as long as such individual remains a non-employee director. Under the 1992 Plan, each non-employee director will receive an additional 50,000 share option grant upon re-election to the Board of Directors at each Annual Meeting of Stockholders that the final installment of his or her last previous grant becomes exercisable. Upon their re-election to the Board of Directors at the Company's 1995 Annual Meeting, Mr. Tappan and Dr. Walsh each received such an automatic 50,000 share option grant, which will become exercisable in installments at $5.75 per share as specified above.

PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of March 29, 1996, certain information as to the stock ownership of each of (a) the Company's Directors and Director nominees, (b) the Named Executive Officers under "Executive Compensation - Summary Compensation Table," (c) each person who is known by the Company to own beneficially more than 5% of the Company's voting securities and (d) all Directors, Nominees and executive officers as a group.




                                                                 BENEFICIAL OWNERSHIP    PERCENTAGE OF
NAME AND ADDRESS                                                OF COMMON STOCK AS OF    COMMON STOCK
BENEFICIAL OWNER                           POSITION               MARCH 29, 1996 (1)    OUTSTANDING (2)
- ------------------------------  ------------------------------  ----------------------  ---------------

Arthur J. Benvenuto             Chairman of the Board of            1,950,000  (3)           5.1%
Advanced Tissue Sciences, Inc.  Directors and Chief
10933 North Torrey Pines Road   Executive Officer
La Jolla, CA 92037

Dr. Gail K. Naughton            Director, President and             1,300,000  (4)           3.5
Advanced Tissue Sciences, Inc.  Chief Operating Officer
10933 North Torrey Pines Road
La Jolla, CA 92037

Jerome E. Groopman, M.D.        Director and Chairman of               70,000  (5)            *
New England Deaconess Hospital  Company's Scientific Advisory
110 Francis Street, Suite 4A    Board
Boston, MA 02215

Jack L. Heckel                  Director                              104,657  (6)            *
27390 Oak Knoll Drive
Bonita Springs, FL 33923

David S. Tappan, Jr.            Director                               66,667  (7)            *
Fluor Corporation
3333 Michelson Drive
Irvine, CA 92730

William B. Walsh, M.D.          Director                               87,667  (8)            *
Project HOPE
7500 Old Georgetown Road
Bethesda, MD 20814

Dr. Gail R. Wilensky            Director                               53,000  (9)            *
Project HOPE
7500 Old Georgetown Road
Bethesda, MD 20814

Terry Gibson                    Vice President, Operations             60,000  (10)           *
Advanced Tissue Sciences, Inc.
10933 North Torrey Pines Road
La Jolla, CA 92037

Frederick C. Schramm            Vice President/General Manager         24,000  (11)           *
Advanced Tissue Sciences, Inc.  In Vitro Laboratory Technology
10933 North Torrey Pines Road
La Jolla, CA 92037



                        (Continued on following page)





                                                                  BENEFICIAL OWNERSHIP    PERCENTAGE OF
NAME AND ADDRESS                                                 OF COMMON STOCK AS OF    COMMON STOCK
BENEFICIAL OWNER                             POSITION              MARCH 29, 1996 (1)    OUTSTANDING (2)
- ----------------------------------  ---------------------------  ----------------------  ---------------

Michael V. Swanson                  Vice President, Finance and        68,000  (11)            *
Advanced Tissue Sciences, Inc.      Administration
10933 North Torrey Pines Road
La Jolla, CA 92037

Directors and officers as a group                                   3,783,991  (12)           9.7%
(consisting of 10 persons)
_________________
*  Less than one percent.


(1)   Sole voting and investment power unless otherwise stated.

(2) Based on 36,912,223 shares of Common Stock outstanding, plus each beneficial owner's options to purchase shares of Common Stock currently exercisable or becoming exercisable within 60 days and any other beneficially owned shares.

(3) Includes options to purchase 1,250,000 shares of Common Stock which are currently exercisable.

(4) Includes 283,616 shares of Common Stock held as custodian for her minor children; and options granted to purchase 465,000 shares of Common Stock which are currently exercisable.

(5) Includes options to purchase (i) 53,334 shares of Common Stock which are currently exercisable and (ii) 16,666 shares of Common Stock becoming exercisable within sixty days.

(6) Includes 4,000 shares of Common Stock held by Mr. Heckel's spouse and options to purchase (i) 83,334 shares of Common Stock which are currently exercisable and (ii) 16,666 shares of Common Stock becoming exercisable within sixty days.

(7) Includes options to purchase (i) 50,000 shares of Common Stock which are currently exercisable and (ii) 16,667 shares of Common Stock becoming exercisable within sixty days.

(8) Includes options to purchase (i) 70,000 shares of Common Stock which are currently exercisable and (ii) 16,667 shares of Common Stock becoming exercisable within sixty days.

(9) Includes 3,000 shares of Common Stock held by Dr. Wilensky's spouse in a retirement plan and options to purchase (i) 33,334 shares of Common Stock which are currently exercisable and (ii) 16,666 shares of Common Stock becoming exercisable within sixty days.

(10) Includes options to purchase (i) 45,000 shares of Common Stock which are currently exercisable and (ii) 15,000 shares of Common Stock becoming exercisable within sixty days.

(11) Beneficial ownership consists of options granted to purchase shares of Common Stock which are currently exercisable.

(12) Includes options to purchase (i) 2,142,002 shares of Common Stock which are currently exercisable and (ii) 98,332 shares of Common Stock becoming exercisable within sixty days.

EXECUTIVE OFFICERS

    The following table names the Company's executive officers as of March
29, 1996. The officers of the Company serve at the discretion of the Board of Directors.





     NAME               AGE                     POSITION
- ----------------------  ---    ------------------------------------------


Arthur J. Benvenuto     52     Chairman of the Board of Directors and
                               Chief Executive Officer

Dr. Gail K. Naughton    40     Director, President and Chief Operating
                               Officer

Terry E. Gibson         55     Vice President, Operations

Frederick C. Schramm    53     Vice President/General Manager
                               In Vitro Laboratory Technology

Michael V. Swanson      41     Vice President, Finance and Administration



    Information on the business backgrounds of Arthur J. Benvenuto and Dr. Gail K. Naughton is set forth above under the heading "Directors and Nominees."

    Terry E. Gibson joined the Company as Vice President, Operations, in
April 1992. From October 1990 to April 1992, Mr. Gibson provided consulting services in areas such as strategic planning, facilities planning, and production and operating performance to biotechnology, diagnostic and health care companies. Mr. Gibson served as Vice President, Operations for Meridian Diagnostics, Inc., which develops, manufactures and markets diagnostic products, from August 1988 to October 1990. From June 1986 to August 1988, Mr. Gibson was Director of Manufacturing for Ortho Diagnostic Systems Inc., a Johnson & Johnson Company, which produces a full line of diagnostic and blood banking products. Prior to June 1986, he spent over twelve years with Amersham Corporation, a diversified medical, research and industrial products company. Mr. Gibson holds B.S. degrees in Chemistry and Biological Sciences, and Pharmacy and an M.S. in Bionucleonics from Purdue University.

    Frederick C. Schramm was appointed Vice President/General Manager, In Vitro Laboratory Technology in March 1996 and had been Vice President, Project Planning and Development since March 1994. Mr. Schramm joined the Company as Executive Director, Program Administration in January 1994. He was associated with Eli Lilly and Company and its affiliates for twenty-nine years. Mr. Schramm was Vice President of Operations at Hybritech Inc. from 1991 through 1993. Between 1978 and 1991, he held various positions at IVAC Corporation including Vice President of Operations, Vice President of Product Development and Vice President of International Marketing and Sales. Mr. Schramm also spent five years in Lilly International Pharmaceutical Operations in Europe and was involved initially in the design and construction of parenteral pharmaceutical facilities in France, followed by an assignment as Plant Manager of Lilly's pharmaceutical plant in Giessen, West Germany. Mr. Schramm's educational background includes an Engineering degree from Purdue University and an M.B.A. from Indiana University.

    Michael V. Swanson was appointed Vice President, Finance and Administration, of the Company in September 1992, having previously served as Vice President, Finance from June 1991 and as Director of Finance from March 1990. Mr. Swanson served as Director of Finance of Fisher Scientific Group Inc., a health and scientific technology holding company, from June 1987 through August 1989, and at its parent, The Henley Group, Inc., a widely diversified holding company, from June 1986 to June 1987. From July 1977 to June 1986, Mr. Swanson worked for the public accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche LLP) advancing to the position of audit manager. Mr. Swanson received his B.S. in Business Administration from the California Polytechnic State University at San Luis Obispo and received an M.B.A. from the University of Southern California.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned, for services rendered in all capacities to the Company, for each of the last three calendar years by the Company's Chief Executive Officer and each of the four other highest paid executive officers whose salary and bonus for calendar 1995 was in excess of $100,000 (the "Named Executive Officers").

- -----------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE
- -----------------------------------------------------------------------------



                                  ANNUAL COMPENSATION
                               ---------------------------

                                                                LONG-
                                                     OTHER      TERM
                                                    ANNUAL     COMPEN-   ALL OTHER
                                                    COMPEN-    SATION -   COMPEN-
NAME AND                 YEAR    SALARY    BONUS    SATION     OPTIONS     SATION
PRINCIPAL POSITION        (1)   ($) (2)   ($) (3)   ($) (4)   (SHS) (6)   ($) (7)
- -----------------------  -----  --------  -------  ---------  ---------  ----------

Arthur J. Benvenuto      1995   310,000   95,000      1,354        0       1,380
Chairman and Chief       1994   284,327   75,000      1,354        0       1,380
Executive Officer        1993   261,846   85,000      1,152        0       1,380

Dr. Gail K. Naughton     1995   220,000   65,000        306        0         470
Director, President and  1994   199,519   55,000        198        0         353
Chief Operating Officer  1993   183,462   65,000        165        0         470

Terry E. Gibson          1995   132,500   23,188        675        0           0
Vice President,          1994   124,712   16,413        432        0           0
Operations               1993   115,077   20,125     21,572 (5)    0           0

Frederick C. Schramm     1995   123,600   21,630        403        0           0
Vice President/General   1994   108,000   10,281        377        0           0
Manager, In Vitro        1993         0        0          0        0           0
Laboratory Technology

Michael V. Swanson       1995   152,539   33,519        189        0           0
Vice President, Finance  1994   140,651   24,640        189        0           0
and Administration       1993   129,877   28,411        108        0           0
====================================================================================


(1) The periods presented are the calendar years ended December 31, 1995, 1994 and 1993.

(2) Consists of base salary earned (including amounts deferred pursuant to a plan established under 401(k) of the Internal Revenue Code) by the Named Executive Officers for the periods presented. Mr. Schramm was not employed by the Company in 1993.

(3) Includes bonuses earned, whether or not paid in such year, by the Named Executive Officers or, for Mr. Schramm, from the date of hire to the end of the applicable year (see (2) above).

(4) Except as noted in (5) below, the reported amounts represent the compensation attributable to life insurance in excess of $50,000 provided the Named Executive Officers under the Company's group life insurance plan for all employees.

(5) Includes $21,226 for the reimbursement of taxes associated with relocation expenses.

(6) During the periods presented, the only form of long-term compensation utilized by the Company has been the grant of stock options. The Company has not awarded restricted stock options or stock appreciation rights, or made any long-term incentive payouts.

(7) Amounts represent the premium paid for term life insurance coverage provided for the Named Executive Officers in addition to their coverage under the Company's group life insurance plan for all employees.

Options Grants. No options or stock appreciation rights ("SARs") were granted during 1995 to the Named Executive Officers listed in the Summary Compensation Table.

Option Exercises and Holdings. The following table sets forth information regarding the exercise of options in fiscal year 1995 and the number of options held by the Named Executive Officers listed in the Summary Compensation Table, including the value of such in-the-money options as of December 31, 1995. The closing price of the Company's Common Stock on December 31, 1995 used to calculate such values was $10.125 per share. No SARs have ever been granted by the Company.

- -----------------------------------------------------------------------------
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1995
AND OPTION/SAR VALUES AS OF DECEMBER 31, 1995
- -----------------------------------------------------------------------------




                       SHARES                             NUMBER OF        VALUE OF UNEXERCISED
                      ACQUIRED                       UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                         ON                             AT YEAR END (#)     AT YEAR END ($)
                                   VALUE             -------------------   -------------------
                      EXERCISE    REALIZED            EXERCIS-   UNEXER-    EXERCIS-     UNEXER-
   NAME                  (#)        ($)                ABLE      CISABLE     ABLE        CISABLE
- --------------------  ---------  -------------      ----------  ---------  ------------  ---------

Arthur J. Benvenuto   550,000    2,244,000           1,250,000   100,000    8,005,750    200,000

Dr. Gail K. Naughton        0            0             465,000    60,000    2,377,875    120,000

Terry E. Gibson             0            0              45,000    30,000            0          0

Frederick C. Schramm        0            0              12,000    48,000       27,000    108,000

Michael V. Swanson          0            0              68,000     7,000      316,000     14,000
==================================================================================================


Employment Agreements/Change in Control Arrangements. The Company has no employment agreements with any of the Named Executive Officers or any other of its employees. In the event the Company is acquired by merger, consolidation or asset sale, outstanding options which are not assumed by the successor corporation, or replaced with a comparable option to purchase shares of the capital stock of the successor corporation, are to be automatically accelerated in full, except to the extent such acceleration is otherwise limited by the terms of the instrument evidencing such grant. The Compensation Committee or the full Board of Directors has the discretionary authority, exercisable either in advance or at the time of certain hostile changes in control of the Company (whether effected through a tender offer for outstanding shares of the Company's outstanding stock or a proxy contest for Board of Directors membership), to provide for the automatic acceleration of one or more such option grants outstanding at the time of such a hostile change in control. They also have the authority to condition any such option acceleration upon the subsequent termination of the optionee's service within a specified period following the change in control. All outstanding options held by the executive officers are either fully exercisable or provide for automatic acceleration upon the involuntary termination of the officers' employment following an acquisition of the Company by merger or asset sale or upon a hostile change of control.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a former or current officer or employee of the Company. See "Directors and Nominees" and "Board Meetings and Committees" for a discussion of the Compensation Committee members' background and relationship to the Company. Until September 1995, no executive officers of the Company had ever served as a member of the board of directors or compensation committees of entities which have one or more of their executive officers serving as members of the Company's Board of Directors or Compensation Committee. Since September 1995, Mr. Benvenuto has served on Project HOPE's Board of Directors. He is not and has not been a member of Project HOPE's compensation committee. Two current members of the Company's Board of Directors are affiliated with Project HOPE. Dr. Walsh is Chairman Emeritus of Project HOPE, and Dr. Wilensky is a Senior Fellow at Project HOPE.

    Pursuant to a Consulting Agreement with the Company which terminates on December 31, 1996, Dr. Walsh advises the Company on national and international public policy and health care issues. Dr. Walsh received $60,000 under the Consulting Agreement plus the reimbursement of expenses in 1995. In connection with services rendered to the Company as Chairman of the Scientific Advisory Board, Dr. Groopman receives $20,000 annually.

COMPENSATION COMMITTEE REPORT

    The report set forth below has been provided by the Compensation Committee and describes the philosophy and process considered by the Compensation Committee in administering the Company's executive compensation program.

- -----------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT*
- -----------------------------------------------------------------------------

    The Company's executive compensation program is administered by the Compensation and Stock Option Committee. The executive compensation program is structured and administered to support the Company's mission, strategy and values.

Compensation Philosophy

    The Company's executive compensation program has been designed to enable the Company to attract, motivate and retain senior management by providing what the Company believes is a competitive total compensation package based on performance. The executive compensation program is composed of three principal elements: (1) competitive base salaries which reflect individual performance, (2) annual performance-based incentive opportunities which are variable and payable in cash for the achievement of corporate goals approved by the Compensation Committee and individual goals established in consulta-tion with the Chief Executive Officer, and (3) long-term stock-based incentive opportunities pursuant to a stock option plan geared to strengthen the mutuality of interests between senior management and the Company's stockholders.

    As an executive officer's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives, causing greater variability in the individual's absolute compensation level from year to year. In addition, the higher that one rises in the organization, the greater the mix of compensation shifts to reliance on the value of the Company's Common Stock through stock-based awards.

    As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation does not apply to compensation paid to the Named Executive Officers which qualifies as performance-based compensation. The Compensation Committee has not and does not intend to set compensation levels which would exceed the $1 million limit in 1996. In addition, the Company obtained stockholder approval for certain amendments to the Company's 1992 Plan at its 1994 Annual Meeting such that any compensation deemed paid in connection with the exercise of options granted under the 1992 Plan at an exercise price equal to the market price of the shares on the date grant will qualify as performance-based compensation.

The Compensation Process

    Early in each fiscal year, the Compensation Committee reviews with the Chief Executive Officer and the Executive Director, Human Resources, an annual salary plan for the Company's executive officers. This salary plan is based on industry, peer group and national surveys conducted by a nationally-recognized compensation consulting firm which specializes in the biotechnology/biomedical industries, and performance evaluation based upon past and expected future contributions of the individual executive officers. In particular, the Compensation Committee obtains and reviews comparative total compensation figures from (i) a group of approximately 50 diverse companies in the biomedical/biotechnology industries with greater than 150 but less than 500 employees, (ii) a select group of approximately 30 companies which are considered leaders in the biotechnology industry by virtue of their market capitalization, and (iii) a select group matching the Chicago Board of Exchange Biotech Index companies.

    Base salary levels for each of the Company's executive officers, with the exception of the Chief Executive Officer, are established annually within ranges determined by analysis of comparative compensation. The mid-point of such ranges is designed to be comparable to the 50th percentile of survey data obtained as set forth above. Under the Company's bonus program, each executive officer may earn an annual targeted cash incentive which is calculated as a percentage of such officer's base salary, 50% of which is based on the accomplishment of corporate goals (which are the same as those discussed below for the Chief Executive Officer) and 50% on the achievement of individual goals set at the beginning of each year. Such targeted cash incentive amounts range from approximately 17% to approximately 35% depending on the level of the executive officer. Long-term incentive compensation is provided through stock options which are granted to executive officers of the Company upon hire. The amount of stock options granted is a function of position and level of responsibility, and options become exercisable in equal annual installments over a five-year period. The Compensation Committee, in its discretion, may grant additional options to executive officers for increases in level of responsibility and promotions, in recognition of sustained exceptional performance over a three-year period, or upon the completion of five years of service.

    Each year, the Compensation Committee has retained an outside, independent compensation consulting firm, which specializes in the biotechnology/biomedical industries, to review and evaluate the Company's process of establishing, reviewing and adjusting the compensation of the Company's executive officers. After its most recent review, conducted in March 1996, such consulting firm concluded that the process presently employed by the Company in obtaining, analyzing and employing comparative data, and implementing the Company's compensation programs for the Company's executive officers and for the Chief Executive Officer, is consistent with industry norms and appropriate and reasonable under the circumstances.

Compensation of the Chief Executive Officer

    The Compensation Committee annually reviews and fixes the base salary of the Chief Executive Officer based in part on the competitive compensation data discussed above, and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and its development. As the Company is in the development stage, the profitability of the Company is not considered in setting the Chief Executive Officer's compensation; however, the Committee does consider a number of financial factors, including the Company's ability to secure financing, expense reduction and control, and the efficient use of working capital to achieve corporate goals. In determining the Chief Executive Officer's base salary for each year, the Committee also considers significant accomplishments made by the Company during the prior year and other performance factors, such as the effectiveness of the Chief Executive Officer in establishing the Company's strategic direction. The annual cash bonus paid to the Chief Executive Officer, if any, is entirely dependent on the accomplishment by the Company of certain corporate goals established by management and approved by the Board of Directors near the commencement of each fiscal year. Factors considered by the Compensation Committee in determining the Chief Executive Officer's annual base salary and bonus, if any, are not subject to any specific weighting or formula.

    In determining the Chief Executive Officer's base salary for 1995 as reported in the cash compensation table, the Compensation Committee considered 1994 accomplishments as well as the comparative competitive compensation data and performance factors discussed above. The major accomplishments of the Company in 1994 which the Committee considered included: (i) commencing a pivotal clinical trial with Dermagraft for diabetic foot ulcers following a successful pilot trial in the U.S.; (ii) initiating a pivotal clinical trial with Dermagraft (Registered) for diabetic ulcers in France with funding from the French government; (iii) completing a successful pilot clinical trial of Dermagraft-TC (Trademark) for severe burns and commencing a pivotal trial in the U.S.; (iv) finalizing a 50/50 joint venture agreement to develop orthopedic cartilage; (v) entering into an agreement to develop tissue engineered heart valves; and (vi) completing a successful secondary stock offering.

    In determining the Chief Executive Officer's bonus eligibility for 1995, the Committee considered the achievement of the following corporate objectives: (i) obtained expedited review from the FDA for Dermagraft-TC and completed patient enrollment in the pivotal trial in the U.S.; (ii) successful interim analysis for Dermagraft-Ulcers in the United States; (iii) continued progress through the orthopedic cartilage joint venture with data from preclinical trials of tissue engineered articular and meniscal cartilage;
(iv) demonstrated the feasibility of creating heart valve replacement products and advanced the development of tissue engineered blood vessels;
(v) completed successful private placement of stock; and (vi) obtained licensing agreement for a stem cell proliferation factor.

  Jack L. Heckel, Chairman   William B. Walsh, M.D.   David S. Tappan, Jr.
=============================================================================

* The Compensation Committee Report is (i) not "soliciting material," (ii) not deemed filed with the Securities and Exchange Commission and (iii) not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act").

    The following chart compares the cumulative total stockholder return on the Company's Common Stock over the five-year period ended December 31, 1995 with the cumulative total return for (i) the NASDAQ Stock Market (U.S. Companies) and (ii) the Chicago Board of Exchange Biotech (CBOE) Index. The CBOE index is a price weighted, not a market weighted index. The chart assumes $100 invested on January 1, 1990 and that dividends are reinvested.

- -----------------------------------------------------------------------------
 COMMON STOCK PERFORMANCE
- -----------------------------------------------------------------------------

                       (Performance Graph appears here)





                                          1990     1991     1992     1993     1994     1995
                                         -------  -------  -------  -------  -------  -------

Advanced Tissue Sciences, Inc.           $100     $381     $356     $210     $210     $257
NASDAQ Stock Market                      $100     $161     $187     $215     $210     $296
Chicago Board of Exchange Biotech Index  $100     $204     $160     $119     $103     $170




There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The market price of the Company's stock in recent years has fluctuated significantly and it is likely that the price of the stock will fluctuate in the future. The Company does not make or endorse any prediction as to future stock performance. In addition, the Common Stock Performance chart above is
(i) not "soliciting material," (ii) not deemed filed with the Securities and Exchange Commission and (iii) not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.
=============================================================================

CERTAIN TRANSACTIONS

    The Company has entered into indemnification agreements with each of its directors and officers which provide such individuals with indemnification rights, which are in addition to those provided by the Company's Bylaws. One significant difference between the indemnification rights provided under the Company's Bylaws and those provided under the indemnification agreements is that, under the Bylaws determinations are made on a case-by-case basis that the individual claiming indemnity meets certain specified standards of conduct. Under the indemnification agreements, a determination that a director or officer has met these standards is not required for such indemnity, although the agreements exclude indemnity for conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. The Company also currently maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    On March 29, 1996, Arthur J. Benvenuto, Chairman of the Board and Chief Executive Officer, and Dr. Gail K. Naughton, President and Chief Operating Officer, were indebted to the Company in the amount of $972,060 (including $53,560 representing accrued interest) and $312,618 (including $12,618 representing accrued interest), respectively. Mr. Benvenuto's loan was for the exercise of an employee stock option and is evidenced by a promissory note bearing interest at the rate of 6.75% per annum with principal and interest due in May 1998. Dr. Naughton's loan bears interest at the rate of 6.75% per annum and is due in July 1998. Each loan is secured by shares of Common
Stock of the Company and becomes due and payable within 180 days of termination (other than due to death or disability). In addition, Mr. Benvenuto and Dr. Naughton must each use the proceeds from the sale of shares of the Company's Common Stock securing such loans to repay amounts owing under his or her loan.


                                  PROPOSAL 2
                            SELECTION OF AUDITORS

    Subject to stockholder approval at the Annual Meeting, the Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996. Ernst & Young LLP was first engaged as the Company's independent auditors for the fiscal year ended January 31, 1991. The affirmative vote of a majority of the votes cast on this Proposal 2 shall constitute approval of Ernst & Young LLP as the Company's independent auditors for fiscal year 1996.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                    PROPOSALS FOR THE 1997 ANNUAL MEETING

    The next annual meeting of stockholders is scheduled to be held in May 1997. Stockholder proposals for inclusion in the Company's proxy statement for that meeting must be received at the Company's principal office not later than December 26, 1996. Stockholder proposals must be mailed to the Company's principal executive office at 10933 North Torrey Pines Road, La Jolla, California 92037 to the attention of the Corporate Secretary.


                                OTHER MATTERS

    Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 is enclosed herewith.

    Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

                                  By Order of the Board of Directors

                                  /s/  Richard A. Fink

                                  Richard A. Fink
                                  Secretary

La Jolla, California
April 22, 1996

(Proxy Card - Front)

                        ADVANCED TISSUE SCIENCES, INC.
          10933 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA 92037
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Arthur J. Benvenuto and Dr. Gail K. Naughton, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Advanced Tissue Sciences, Inc. (the "Company") which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the following manner:

               (continued and to be signed on the reverse side)





(Proxy Card - Back)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


        ------------------     -----------------
          ACCOUNT NUMBER            COMMON


1. TO ELECT THE FOLLOWING SEVEN-MEMBER BOARD OF DIRECTORS to serve until their successors have been duly elected and qualified: Arthur J. Benvenuto; Dr. Gail K. Naughton; Jerome E. Groopman, M.D.; Jack L. Heckel; David S. Tappan, Jr.; William B. Walsh, M.D.; and Dr. Gail R. Wilensky. (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR)

      [__]  FOR all nominees above              [__]  WITHHOLD AUTHORITY
            (except as marked to the contrary)        to vote for the nominees
                                                      listed above

    To withhold authority to vote for any nominee, strike a line through the nominee's name set forth above. In the event a nominee is unable or declines to serve, this proxy will be voted in the election of directors in the manner described in the Proxy Statement for the 1996 Annual Meeting of Stockholders.

2. TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as independent auditors of the Company for the fiscal year ending December 31, 1996. (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR)

          [__]  FOR          [__]  AGAINST         [__]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponements thereof.

                                Please sign exactly as name appears hereon.
                                When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
                                If a corporation, please sign in full
                                corporate name by president or other
                                authorized officer. If a partnership, please sign in partnership name by authorized person.

                                Dated:                              , 1996
                                      -----------------------------



                                -------------------------------------------
                                                 (Signature)

                                -------------------------------------------
                                         (Signature if held jointly)


 PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED
                       SELF-ADDRESSED STAMPED ENVELOPE.